UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2014

Ladder Capital Corp

(Exact Name of Registrant As Specified In Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36299 (Commission File Number)	80-0925494 (IRS Employer Identification No.)

345 Park Avenue, 8th Floor
New York, New York 10154
(Address of Principal Executive Offices, including Zip Code)

(212) 715-3170
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01              Regulation FD Disclosure.

Unless the context otherwise requires or as otherwise indicated, references to “we,” “our,” “us” and “the Company” refer to Ladder Capital Corp and its subsidiaries and, for periods prior to February 2014, refer to its predecessor Ladder Capital Finance Holdings LLLP and its subsidiaries.

The Company hereby furnishes the following information regarding its business that was prepared in connection with the financing activities intended to repay certain of its funding debt and for general corporate purposes, including additional originations and investments in the Company’s core investment products.

The information below summarizes our preliminary financial data as of and for the three months ended June 30, 2014, for which consolidated financial statements are not yet available. The preliminary financial data included has been prepared by, and is the responsibility of, the Company’s management. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures on this preliminary financial data, and accordingly, does not express an opinion or other form of assurance with respect to this preliminary financial data. The estimated ranges for the three months ended June 30, 2014 are preliminary and may change. There can be no assurance that our final results of operations for such periods will not differ from these estimates. Any such changes could be material. These estimates should not be viewed as a substitute for our full interim financial statements prepared in accordance with GAAP, which will be filed with the SEC pursuant to the Securities Exchange Act of 1934. In addition, these preliminary results of operations for the three months ended June 30, 2014 are not necessarily indicative of the results to be achieved for any future period.

As shown in the table below, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013:

•                  Loan originations and purchases in the second quarter of 2014 are estimated to be higher than during the same period a year before primarily due to the stabilizing of credit spreads which began at the end of the fourth quarter of 2013.

•                  Proceeds from sales of loans during the second quarter of 2014 are estimated to be higher than in the same period in 2013 primarily due to higher loan origination activity during the second quarter of 2014.

•                  Net interest income in the second quarter of 2014 is estimated to be higher than during the same period in 2013 primarily attributable to the increase in securities investment balances during 2014 compared to the same period a year ago, partially offset by the increase in debt balance.

•                  Sales of loans, net increased in the second quarter of 2014 in comparison to the second quarter of 2013. Results from derivative transactions in the second quarter of 2014 reflect the decreasing interest rates prevailing during that period while second quarter of 2013 results from derivative transactions reflected a rising interest rate trend.

•                  The year-over-year estimated increase in second quarter Core Earnings was due to the increase in income from the sale of loans, net as previously discussed. The estimated year-over-year decreases in second quarter income before taxes, was primarily the result of an increase in income from the sale of loans, net as well as an offsetting net loss from derivative transactions in the second quarter of 2014, compared to a net gain from derivative transactions in the second quarter of 2013.

Based on management’s analysis for the period ended June 30, 2014, we expect to report our financial results and position within the estimated ranges set forth in the following table (the corresponding metrics for the prior periods are provided for the basis of comparison):

	For the Three Months Ended or As of
	June 30, 2014		June 30, 2013
($ in thousands, except per share data)	High (est.)	Low (est.)	Actual
Loan originations and purchases	$1,297,000	$1,222,000	$452,251
Proceeds from sale of loans	970,000	920,000	434,793

Net Interest Income	29,500	28,000	18,226
Income before taxes	39,500	37,500	61,395
Core Earnings	63,650	60,500	41,057

Total assets	3,860,000	3,700,000	2,498,264
Total debt	2,250,000	2,180,000	1,249,528
Total equity/capital	1,507,000	1,440,000	1,185,233

GAAP Earnings per Share (basic)	0.27	0.25	0.00
Core Earnings per Share	0.39	0.37	0.00

Set forth below is a reconciliation of income before taxes to core earnings:

	For the Three Months Ended
	June 30, 2014		June 30, 2013
($ in thousands)	High (est.)	Low (est.)	Actual
Income before taxes	$39,500	$37,500	$61,395
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures	(45)	(47)	354
Real estate depreciation and amortization	5,150	4,850	2,938
Adjustments for unrecognized derivative results	17,274	16,818	(30,224)
Unrealized (gain) loss on agency IO securities, net	(2,709)	(2,855)	4,789
Premium (discount) on long-term financing, net of amortization thereon	(160)	(168)	460
Non-cash stock-based compensation	4,640	4,402	1,345

Core Earnings	$63,650	$60,500	$41,057

Set forth below is a reconciliation of GAAP earnings per share (basic) to core earnings per share:

	For the Three Months Ended
	June 30, 2014	June 30, 2014
	High (est.)	Low (est.)

GAAP earnings per share (basic)	$0.27	$0.25
Net income attributable to noncontrolling interest in operating partnership	$0.37	$0.35
Net income attributable to predecessor unitholders	$0.00	$0.00
Real estate depreciation and amortization	$0.11	$0.10
Adjustments for unrecognized derivative results	$0.35	$0.34
Unrealized (gain) loss on agency IO securities, net	$(0.06)	$(0.06)
Premium (discount) on long-term financing, net of amortization thereon	$0.00	$0.00
Non-cash stock-based compensation	$0.09	$0.09
Additional estimated corporate tax expense (effective rate of 40.5% and 41.0%, incl. UBT)	$(0.36)	$(0.34)
Impact of conversion of Class B common stock into Class A common stock	$(0.38)	$(0.36)
Core earnings per share	$0.39	$0.37

Core Earnings per Share is not applicable for reporting periods prior to the first quarter of 2014, during which we completed our initial public offering and related reorganization.

We present Core Earnings and Core Earnings per Share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and Agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use Core Earnings and Core Earnings per Share: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us.

Core Earnings and Core Earnings per Share have limitations as an analytical tool. Some of these limitations are:

•                  Core Earnings and Core Earnings per Share do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations and is not necessarily indicative of cash necessary to fund cash needs;

•                  Core Earnings per Share is based on a non-GAAP estimate of Ladder’s effective tax rate, including the impact of New York City Unincorporated Business Tax, assuming the conversion of all shares of Class B common stock into share of Class A common stock.  Ladder’s actual tax rate may differ materially from this estimate; and

•                  Other companies in our industry may calculate Core Earnings and Core Earnings per Share differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Core Earnings and Core Earnings per Share should not be considered in isolation or as a substitute for net income or earnings per share as an alternative to cash flow as a measure of our liquidity or any other performance measures calculated in accordance with GAAP.

In the future we may incur gains and losses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core Earnings and Core Earnings per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LADDER CAPITAL CORP

/s/ Marc Fox
Marc Fox
Chief Financial Officer

Date: July 29, 2014